UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                 MATHSOFT, INC.
                         ------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   576798 10 2
                         ------------------------------
                                 (CUSIP Number)


                                  May 15, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]        Rule 13d-1(b)

         [ ]        Rule 13d-1(c)

         [ ]        Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 8 Pages


CUSIP No.  576798 10 2                                                                   Page 2 of 8 Pages

----------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Ainsley Partners, L.P.
----------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b) X
----------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

----------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
----------------------------------------------------------------------------------------------------------
Number Of Shares                                              (5)      Sole Voting Power         110,500
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power          -0-
Person With
                                                              (7)      Sole Dispositive Power    110,500

                                                              (8)      Shared Dispositive Power     -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  110,500
----------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

----------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  1.20%
----------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
----------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 2 of 8 Pages

CUSIP No. .  576798 10 2                                                                 Page 3 of 8 Pages

----------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Ainsley Capital Management, LLC
----------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b) X
----------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

----------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
----------------------------------------------------------------------------------------------------------
Number Of Shares                                              (5)      Sole Voting Power         581,318
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power         -0-
Person With
                                                              (7)      Sole Dispositive Power    581,318

                                                              (8)      Shared Dispositive Power    -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  581,318
----------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

----------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.33%
----------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO, IA
----------------------------------------------------------------------------------------------------------

                                             Page 3 of 8 Pages

CUSIP No. .  576798 10 2                                                                 Page 4 of 8 Pages

----------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alan A. Hicks
----------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b) X
----------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

----------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
----------------------------------------------------------------------------------------------------------
Number Of Shares                                              (5)      Sole Voting Power           -0-
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power       581,318
Person With
                                                              (7)      Sole Dispositive Power      -0-

                                                              (8)      Shared Dispositive Power  581,318

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  581,318
----------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

----------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.33%
----------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
----------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

                                             Page 4 of 8 Pages

Item 1.

(a)      Name of Issuer: MathSoft, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  101 Main Street
                  Cambridge, MA  02142-1017

Item 2.

(a)      Name of Person Filing:

         Ainsley Partners, L.P. ("AP")
         Ainsley Capital Management, LLC ("ACM")
         Alan A. Hicks ("AAH")


(b)      Address of Principal Business Office:

         43 Harrison Avenue
         Campbell, CA  95008-2019

 (c)     Citizenship/Place of Organization:


         Entities:                  AP      -        California
                                    ACM     -        California

         Individuals:               AAH     -        United States


(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number: .  576798 10 2

Item 3.  Not applicable.

Item 4         Ownership.

------- ---------------------------------- ------------------------- -------------------------- -------------------------


                                                      AP                        ACM                       AAH
------- ---------------------------------- ------------------------- -------------------------- -------------------------


(a)     Beneficial Ownership                       110,500                    581,318                     -0-
------- ---------------------------------- ------------------------- -------------------------- -------------------------


(b)     Percentage of Class                         1.20%                      6.33%                     6.33%
------- ---------------------------------- ------------------------- -------------------------- -------------------------


(c)     Sole Voting Power                          110,500                    581,318                     -0-
------- ---------------------------------- ------------------------- -------------------------- -------------------------


        Shared Voting Power                          -0-                        -0-                     581,318
------- ---------------------------------- ------------------------- -------------------------- -------------------------


        Sole Dispositive Power                     110,500                    581,318                     -0-
------- ---------------------------------- ------------------------- -------------------------- -------------------------


        Shared Dispositive Power                     -0-                        -0-                     581,318
------- ---------------------------------- ------------------------- -------------------------- -------------------------

                                             Page 5 of 8 Pages

Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement



                               Page 6 of 8 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    July 15, 1998



AINSLEY PARTNERS, L.P.                           AINSLEY CAPITAL MANAGEMENT, LLC

By:   Ainsley Capital Management, LLC
      its general partner

By:   /s/ Alan A. Hicks                          By:     /s/ Alan A. Hicks
   ---------------------------                       ---------------------------
      Managing Member                                    Managing Member




      /s/ Alan A. Hicks
   ---------------------------
      Alan A. Hicks



                               Page 7 of 8 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    July 15, 1998

AINSLEY PARTNERS, L.P.                           AINSLEY CAPITAL MANAGEMENT, LLC

By:   Ainsley Capital Management, LLC
      its general partner

By:   /s/ Alan A. Hicks                          By:   /s/ Alan A. Hicks
   ---------------------------                       ---------------------------
      Managing Member                                  Managing Member




      /s/ Alan A. Hicks
   ---------------------------
      Alan A. Hicks


                               Page 8 0f 8 Pages